
                                                                  Exhibit 10.17





                            SHARE PURCHASE AGREEMENT

                                  by and among

                        NOVEL INVESTMENT HOLDINGS LIMITED

                                  as "Seller",

                          NOVEL DENIM HOLDINGS LIMITED

                                   as "Buyer"

                                       and

                            NOVEL ENTERPRISES LIMITED

                              Dated: August 7, 2001
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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS........................................................      1

      1.1.   Defined Terms...................................................      1

ARTICLE II PURCHASE AND SALE OF STOCK........................................      6

      2.1.   Transfer of Stock...............................................      6
      2.2.   Consideration for Purchased Shares..............................      6

ARTICLE III CLOSING..........................................................      6

      3.1.   Closing.........................................................      6
      3.2.   Documents to be Delivered.......................................      6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER..........................      7

      4.1.   Organization of Seller..........................................      7
      4.2.   Organization of the Company and its Subsidiaries................      7
      4.3.   Capital Stock...................................................      7
      4.4.   Subsidiaries....................................................      8
      4.5.   Authorization...................................................      8
      4.6.   Absence of Certain Changes or Events............................      8
      4.7.   Title to Assets Etc.............................................     10
      4.8.   Material Contracts..............................................     10
      4.9.   No Conflict or Violation........................................     11
      4.10.  Consents and Approvals; Announcements...........................     11
      4.11.  Preliminary Financial Statements; Final Financial Statements....     11
      4.12.  Litigation......................................................     13
      4.13.  Liabilities.....................................................     13
      4.14.  Compliance with Law; Permits and Licenses.......................     13
      4.15.  Proprietary Rights..............................................     14
      4.16.  Conduct of Business.............................................     14
      4.17.  Labor Matters...................................................     14
      4.18.  Employee Benefits...............................................     15
      4.19.  Transactions with Certain Persons...............................     17
      4.20.  Taxes...........................................................     17
      4.21.  Insurance.......................................................     18
      4.22.  Action by Governmental Entity...................................     18
      4.23.  Environmental Matters...........................................     18
      4.24.  No Brokers......................................................     19
      4.25.  Reorganization Complete.........................................     19
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                                      -i-
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                                TABLE OF CONTENTS

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................     19

      5.1.   Organization of Buyer...........................................     19
      5.2.   Authorization...................................................     19
      5.3.   Consents and Approvals..........................................     19
      5.4.   No Conflict or Violation........................................     20
      5.5.   No Brokers......................................................     20
      5.6.   Acquisition of Purchased Shares for Investment..................     20

ARTICLE VI ACTIONS BY SELLER AND BUYER PRIOR TO THE CLOSING..................     20

      6.1.   Maintenance of Business and Preservation of Permits and Services     20
      6.2.   Conduct of Business; Prohibited Transactions....................     21
      6.3.   Investigation by Buyer..........................................     21
      6.4.   Consents........................................................     21
      6.5.   Notification of Certain Matters.................................     21
      6.6.   Reasonable Best Efforts.........................................     22
      6.7.   Covenant to Satisfy Conditions..................................     22

ARTICLE VII CONDITIONS TO SELLER'S OBLIGATIONS...............................     22

      7.1.   Representations, Warranties and Covenants.......................     22
      7.2.   Illegality......................................................     23

ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATIONS...............................     23

      8.1.   Representations, Warranties and Covenants.......................     23
      8.2.   Consents; Illegality............................................     23
      8.3.   No Governmental or Other Proceeding or Litigation...............     23
      8.4.   No Material Adverse Change......................................     24
      8.5.   Transfer Taxes..................................................     24
      8.6.   Opinions of Seller's Counsel....................................     24
      8.7.   Fairness Opinion................................................     24
      8.8.   Receipt of Financial Statements.................................     24

ARTICLE IX ACTIONS BY SELLER AND BUYER AFTER THE CLOSING.....................     24

      9.1.   Further Assurances..............................................     24
      9.2.   Pre-Closing Tax Returns.........................................     24

ARTICLE X INDEMNIFICATION....................................................     25

      10.1.  Survival of Representations Etc.................................     25
      10.2.  Indemnification.................................................     25
      10.3.  Procedure.......................................................     25
      10.4.  Limitations on Indemnification..................................     27
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                                      -ii-
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                                TABLE OF CONTENTS

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ARTICLE XI MISCELLANEOUS.....................................................     27

      11.1.  Termination.....................................................     27
      11.2.  Confidentiality.................................................     27
      11.3.  Assignment......................................................     27
      11.4.  Notices.........................................................     27
      11.5.  Choice of Law...................................................     28
      11.6.  Entire Agreement; Amendments and Waivers........................     28
      11.7.  Counterparts....................................................     29
      11.8.  Invalidity......................................................     29
      11.9.  Headings; Interpretation........................................     29
      11.10. Expenses........................................................     29
      11.11. Currency........................................................     29
      11.12. Non-Compete.....................................................     29
      11.13. Stamp Tax Duty..................................................     29

Schedules

  1.1       Preliminary NDP Holdings Balance Sheet
  1.2       Preliminary NDP Holdings Financial Statements
  4.4       Subsidiaries
  4.6       Absence of Certain Changes or Events
  4.7(a)    Real Property Owned or Leased by the Company and its Subsidiaries
  4.7(b)    Agreements Regarding Real Property
  4.8       Material Contracts
  4.9       No Conflict or Violation
  4.10      Consents and Approvals - Seller and the Company and its Subsidiaries
  4.12      Litigation
  4.14      Compliance with Law; Permits and Licenses
  4.15      Proprietary Rights
  4.17      Labor Matters
  4.18(a)   Employee Benefit Plans
  4.18(c)   Administration of Company Plans
  4.18(d)   Termination of Company Plans
  4.18(e)   Company Plan Liabilities
  4.18(f)   Company Plan Litigation
  4.19      Transactions with Affiliates
  4.20(b)   Tax Liabilities
  4.20(c)   Tax Assessments
  4.21      Insurance
  4.23      Environmental Matters
  5.3       Consents and Approvals - Buyer
  5.4       No Conflict - Buyer

                            SHARE PURCHASE AGREEMENT

            SHARE PURCHASE AGREEMENT, dated as of August 7, 2001, by and among NOVEL DENIM HOLDINGS LIMITED, a British Virgin Islands corporation ("Buyer"), NOVEL INVESTMENT HOLDINGS LIMITED, a British Virgin Islands corporation ("Seller"), and NOVEL ENTERPRISES LIMITED, a Hong Kong corporation ("Novel Enterprises").

            WHEREAS, Seller owns 12,973,502 ordinary shares, par value $1.00 per share, representing 100% of the issued and outstanding shares of NDP Holdings Limited, a British Virgin Islands Corporation ("NDP Holdings"); and

            WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 100% of the issued and outstanding ordinary shares of NDP Holdings, subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1. Defined Terms. As used herein, the terms below shall have the following meanings:

            "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agreement" shall mean this Share Purchase Agreement, together with all schedules referenced herein.

            "Applicable Laws" shall mean all international, foreign, federal, domestic, state, interstate or local laws, rules or regulations of any applicable jurisdiction and all orders, rulings, judgments and decrees of any court or tribunal in any such jurisdiction, and the rules, regulations and administrative guidelines and policies of any governmental or nongovernmental regulatory authority (including, without limitation, Environmental Laws).

            "Balance Sheet Date" shall mean March 31, 2001.

            "Business day" shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions are required or authorized by law to be closed in the British Virgin Islands or New York City.

            "Closing Date" shall mean the date on which the Closing occurs.

            "Company" shall mean NDP Holdings.

            "Contracts" shall mean all agreements, contracts, commitments and undertakings to which the Company or any of its Subsidiaries is a party, an obligor or a beneficiary of any of the following types:

                  (i) joint venture, partnership or similar contracts or
            agreements;

                  (ii) employment agreements or agreements relating to
            compensation or benefits;

                  (iii) those which would be breached or are terminable or under which a default would occur or any payment or repayment would be accelerated, as a result of any of the transactions contemplated by this Agreement;

                  (iv) other agreements, contracts, commitments and undertakings entered into involving an estimated total future payment or payments in respect of each such agreement, contract, commitment or undertaking in excess of $100,000, other than purchase orders, supply contracts and letters of credit entered into in the ordinary course of business;

                  (v) those evidencing indebtedness, guaranties or other
            obligations, contingent or otherwise, for borrowed money, other than trade payables in the ordinary course of business;

                  (vi) agreements restricting the ability of the Company or any of its Subsidiaries from competing for or entering into a particular line of business or from engaging in a line or lines of business in a particular geographic area;

                  (vii) agreements between the Company or any of its
            Subsidiaries or any of their respective officers or directors on the one hand, and the Seller or its Affiliates (other than the Company and its Subsidiaries) on the other hand; and

                  (viii) any other agreements, contracts, commitments or
            undertakings the performance or non-performance of which is, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

            "Encumbrances" shall mean any preemptive right, claim, lien, pledge, defect, option, charge, easement, security interest, right-of-way, encroachment, encumbrance, right-of-first refusal, mortgage, hypothecation, priority or other rights of third parties.

            "Environmental Laws" means any applicable international, foreign, federal, domestic, state, international, interstate or local statute, law, rule, regulation, order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, and relating to the protection of the environment, natural resources, or human health, including, without limitation, any of the foregoing related to: (i) Remedial Actions; (ii) the reporting, licensing, permitting, or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; or
      (iii) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances.

            "Environmental Liability" means any liability or obligation arising under or relating to Environmental Laws in connection with the Company or any of its Subsidiaries or the assets or the business of the Company or any of its Subsidiaries to the extent arising from any condition existing or any act or omission occurring at or prior to the Closing Date.

            "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

            "Final Financial Statements" shall mean each of the Final NDP Holdings Balance Sheet, the Final NDP Holdings Financial Statements and the Final Subsidiary Financial Statements, each as delivered to Buyer prior to the Closing Date and certified as such by a certificate of Seller (signed by the President, a Vice President or other senior officer of Seller) and delivered to Buyer on or prior to the Closing Date.

            "Final NDP Holdings Balance Sheet" shall mean the final unaudited balance sheet of NDP Holdings (including the notes thereto) giving pro forma effect to the Reorganization as of March 31, 2001 (assuming the Reorganization took place simultaneously on March 31, 2001) prepared in accordance with Hong Kong Accounting Standards and delivered to Buyer prior to the Closing Date.

            "Final NDP Holdings Financial Statements" shall mean the final audited consolidated balance sheet and income statement (including the notes thereto) of NDP Holdings as of March 31, 2001 prepared in accordance with Hong Kong Accounting Standards and delivered to Buyer prior to the Closing Date.

            "Final Subsidiary Financial Statements" shall mean (i) the audited balance sheet and income statement (including the notes thereto) of each of NDP Investments Limited, NDP Trading Limited, Income Pearl Limited, Noveltex Trading Limited, and NNL Fabrics Limited each as of March 31, 2001 prepared in accordance with Hong Kong Accounting Standards and (ii) the audited balance sheet and income statement (including the notes thereto) of Novel Dyeing and Printing Mills Limited as of March 31, 2001 prepared in accordance with PRC generally accepted accounting practices, utilized in respect of prior financial years to the extent relevant; each of clauses (i) and (ii) delivered to Buyer prior to the Closing Date.

            "Financial Statements" shall mean the Preliminary Financial Statements until the Final Financial Statements are delivered to Buyer in accordance with this Agreement and, at such time, "Financial Statements" shall mean the Final Financial Statements.

            "Governmental Authority" shall mean any court, federal, state, local, foreign or international governmental or regulatory body.

            "Hazardous Substance" means (i) any substance or material regulated, or that could result in liability, under any Environmental Laws or (ii) gasoline, diesel fuel or other petroleum hydrocarbons or polychlorinated biphenyls or asbestos.

            "Hong Kong Accounting Standards" shall mean Hong Kong generally accepted accounting practices, utilized in respect of prior financial years to the extent relevant.

            "Knowledge of Seller" shall mean actual knowledge that any senior officer of the Seller or the Company or any of its Subsidiaries, respectively, would have after conducting a due inquiry into the subject matter in question or, if in the reasonable exercise of the duties of any such officer in the ordinary course of business, such officer should have reason to know.

            "Material Adverse Effect" with respect to any Person shall mean an effect which is materially adverse to the business, assets, liabilities, financial condition, earnings, results of operations or prospects of such Person.

            "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all Applicable Laws.

            "Person" shall mean an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

            "PRC" shall mean the People's Republic of China.

            "Preliminary Financial Statements" shall mean each of the Preliminary NDP Holdings Balance Sheet, the Preliminary NDP Holding Financial Statements and the Preliminary Subsidiary Financial Statements, each as delivered to Buyer prior to the date hereof.

            "Preliminary NDP Holdings Balance Sheet" shall mean the preliminary unaudited balance sheet (including the notes thereto) of NDP Holdings giving pro forma effect to the Reorganization as of March 31, 2001 (assuming the Reorganization took place simultaneously on March 31, 2001) prepared in accordance with Hong Kong Accounting Standards, delivered to Buyer prior to the date hereof and included hereto as Schedule 1.1.

            "Preliminary NDP Holdings Financial Statements" shall mean the preliminary unaudited consolidated balance sheet and income statement (including the notes thereto) of NDP Holdings as of March 31, 2001 prepared in accordance with Hong Kong Accounting Standards, delivered to Buyer prior to the date hereof and included hereto as Schedule 1.2.

            "Preliminary Subsidiary Financial Statements" shall mean (i) the preliminary unaudited balance sheet and income statement (including the notes thereto) of each of NDP Investments Limited, NDP Trading Limited, Income Pearl Limited, Noveltex Trading Limited, and NNL Fabrics Limited each as of March 31, 2001 prepared in accordance with Hong Kong Accounting Standards and (ii) the preliminary unaudited balance sheet and income statement (including the notes thereto) of Novel Dyeing and Printing Mills Limited as of March 31, 2001 prepared in accordance with PRC generally accepted accounting practices, utilized in respect of prior financial years to the extent relevant; each of clauses (i) and (ii) delivered to Buyer prior to the date hereof.

            "Purchased Shares" means all of the issued and outstanding ordinary shares of NDP Holdings immediately prior to Closing.

            "Remedial Action" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity pertaining to any Hazardous Substance or any violation of Environmental Laws.

            "Reorganization" means the reorganization whereby (a) NDP Holdings transferred (i) 100% of the issued share capital of Visions Company Limited ("Visions") to Seller, (ii) 3,500,000 shares of NNF Fabrics Limited to Visions, (iii) 100% of the issued share capital of NDP Weavers Limited to Visions and (iv) 100% of the issued share capital of Novel Fabrics Limited to Visions; (b) Visions transferred (i) 100% of the issued share capital of Income Pearl Limited to NDP Holdings and (ii) 100% of the issued share capital of Noveltex Trading Limited to NDP Holdings; (c) Mr. Kee-Tung Chao transferred 908,145 shares of NDP Holdings to Novel Enterprises;(d) Novel Enterprises transferred 100% of the issued share capital of NDP Holdings to Novel Enterprises (BVI) Limited; (e) Novel Enterprises (BVI) Limited transferred 100% of the issued share capital of NDP Holdings to Seller; and (f) the other transactions in connection with the Reorganization as set forth on Schedule 4.6.

            "Subsidiary" means each of NDP Investments Limited, Novel Dyeing and Printing Mills Limited, NDP Trading Limited, Income Pearl Limited, Noveltex Trading Limited, and NNL Fabrics Limited.

            "Tax Return" shall mean any return, declaration, report or statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, declaration of estimated Tax, and Tax installments.

            "Taxes" includes, without limitation, all taxes, including normal taxation, secondary tax on companies, value added taxes, regional services levies, donations tax and all other fiscal imposts of whatsoever nature, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any taxing or other

      Governmental Authority or agency of any jurisdiction, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by or referred to as income, gross receipts, profits, capital, transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, insurance premiums, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and government pension plan premiums.

                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

            2.1. Transfer of Stock. Upon the terms and subject to the conditions contained herein, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire on the Closing Date, the Purchased Shares free and clear of any Encumbrances.

            2.2. Consideration for Purchased Shares. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Purchased Shares, on the Closing Date, Buyer shall pay to Seller an amount (the "Purchase Price") equal to $18,975,000. The Purchase Price shall be payable by wire transfer in immediately available funds to an account which Seller shall designate in writing to Buyer no less than two Business days prior to the Closing Date, in lawful money of the United States.

                                   ARTICLE III

                                     CLOSING

            3.1. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place as promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles 7 and 8 and shall be held at 9:00 a.m. local time on the Closing Date at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, unless the parties hereto otherwise agree to a different time or place.

            3.2. Documents to be Delivered. To effect the transfer referred to in Section 2.1 and the delivery of the consideration described in Section 2.2 hereof, on the Closing Date, the parties hereto shall take or cause to be taken the following actions:

      (a) Seller shall deliver to Buyer the share certificates in respect of the Purchased Shares free and clear of any Encumbrances of any nature whatsoever (except Encumbrances arising as a result of any action taken by Buyer) together with share transfer forms duly signed by the registered holder and in blank as to transferee;

         (b) Buyer shall deliver to Seller immediately available funds as provided in Section 2.2;

         (c) Seller and Buyer shall each deliver all documents required to be delivered by it pursuant to this Agreement; and

         (d) Seller shall deliver to Buyer a certified copy of the board of director resolutions of Seller approving the transfer of the Purchased Shares.

                  All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby makes the following representations and warranties. The following representations and warranties shall only be modified by the attached Schedule to the extent such Schedule specifically references the representation or warranty to be modified and such reference shall not be deemed to apply to other Sections of this Agreement unless otherwise stated therein.

                  4.1. Organization of Seller. Seller is duly incorporated and is validly existing and up-to-date in the filing of all corporate and similar returns, under the laws of the British Virgin Islands. Seller has the corporate power and capacity to own its assets and to carry on its business as it is currently being conducted.

                  4.2. Organization of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns, under the laws of each respective jurisdiction in which it is organized. Each of the Company and its Subsidiaries is duly authorized, qualified or licensed to do business and in good standing in each respective jurisdiction in which it does business, except where the failure to be so authorized, qualified, licensed and in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries has the corporate power and capacity to own its assets and to carry on its respective business as it is currently being conducted. Seller has provided to Buyer a complete and correct copy of the Memorandum and Articles of Association or other organizational documents of each of the Company and its Subsidiaries and the corporate records and minute books of each of the Company and its Subsidiaries, as the case may be, as in effect as of the Closing. The share certificate book, register of shareholders, register of transfers and register of directors of each of the Company and its Subsidiaries is complete and accurate.

                  4.3. Capital Stock. The authorized capital of the Company consists of 20,000,000 ordinary shares, par value $1.00 per share, of which 12,973,502 shares are issued and outstanding. There are no other classes or series of capital stock of the Company. All of the issued ordinary shares of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. Seller owns of record and beneficially all of the Purchased Shares free and clear of all Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to the Purchased Shares. There are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible into or exchangeable for, the Purchased Shares, any other shares or any equity interests of the Company. Except for approval of the board of directors of the Seller and Company of any transfers of shares of the Company, there are no restrictions upon the voting or transfer of any shares of the Company pursuant to its Memorandum and Articles of Association or any agreement or other instrument to which the Company or Seller is a party or by which the Company or Seller is bound, other than in favor of Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire from Seller good and marketable title to the Purchased Shares, free and clear of all Encumbrances, except for any Encumbrances which may have been created by Buyer.

                  4.4. Subsidiaries Except for NDP Investments Limited, Novel Dyeing & Printing Mills Limited, NDP Trading Limited, Income Pearl Limited, Noveltex Trading Limited and NNL Fabrics Limited, the Company does not currently own, have any investment in, or control, any other corporation, association or other business entity. The Company is not, directly or indirectly, a participant in any joint venture or partnership. Except as set forth in Schedule 4.4., the outstanding shares of capital stock of each such Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable, and are owned directly or indirectly by the Company, free and clear of all Encumbrances, and no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights to acquire shares of capital stock or other ownership interests in such Subsidiary are outstanding. The Company owns directly or indirectly one hundred percent (100%) of the outstanding capital stock of NDP Investments Limited, Novel Dyeing & Printing Mills Limited, NDP Trading Limited, Income Pearl Limited, Noveltex Trading Limited and NNL Fabrics Limited.

                  4.5. Authorization. Seller has all necessary corporate power and authority to enter into this Agreement and has taken or has caused to be taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due execution of this Agreement by Buyer, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  4.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth in Schedule 4.6, there has not been any:

         (a) event, change or development, or absence of any of the foregoing which has had or is likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

         (b) sale, assignment or transfer of any of the assets of the Company or any of its Subsidiaries which is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than the sale of inventory in the ordinary course of business;

         (c) increase in the incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money or increase in the incurrence, assumption or guarantee of, or any other act to become responsible for, any indebtedness for borrowed money in excess of amounts on the Financial Statements;

         (d) establishment of or increase in any bonus, insurance, severance, incentive or deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase, phantom stock or other employee benefit plans, or other increase in the compensation payable or to become payable to any officer, employee, consultant, agent or other representative of the Company or any of its Subsidiaries (other than increases in salary and bonus in an amount not to exceed 10% of the compensation payable to such officer, employee, consultant or other representative of the Company or such Subsidiary as of March 31, 2001 and that are consistent with past practice);

         (e) entry into any employment or severance agreement for an amount equal to $100,000 per annum or more with any Person by the Company or any of its Subsidiaries or any amendment to any such agreement, other than in the ordinary course of business consistent with past practice;

         (f) loans to employees other than for relocation expenses and advances in the ordinary course of business consistent with past practice;

         (g) acquisition of assets, properties, securities or business of any other Person by the Company or any of its Subsidiaries except the replenishment of supplies and inventory and the replacement of obsolete fixtures and furniture in the ordinary course of business;

         (h) cancellation of any indebtedness or waiver or compromise of any rights having a value to the Company or any of its Subsidiaries of $10,000 or more per occurrence, or $50,000 or more in the aggregate, whether or not in the ordinary course of business;

         (i) mortgage, pledge or other encumbrance of any material assets of the Company or any of its Subsidiaries;

         (j) declaration, setting aside or payment of any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any capital stock of the Company or any of its Subsidiaries;

         (k) issuance by the Company or any of its Subsidiaries of, or commitment of the Company or any of its Subsidiaries to issue, any shares of capital stock or other equity interests or obligations or securities convertible into or exchangeable for shares of capital stock or other equity interests;

         (l) entry into or termination of any Contract which is material to the Company or any of its Subsidiaries, other than purchase orders/supply contracts in the ordinary course of business and consistent with past practice;

         (m) amendment to the certificate of incorporation, memorandum of association, articles of association, or other organizational documents of the Company or any of its Subsidiaries;

         (n) change in any method of accounting or accounting practice used by the Company or any of its Subsidiaries except to comply with the current practices from time to time announced by the Hong Kong Society of Accountants; or

         (o) agreement by the Company or any of its Subsidiaries to do any of the foregoing.

                  4.7. Title to Assets Etc. (a) Schedule 4.7(a) hereto lists each parcel of real property owned or leased by each of the Company and its Subsidiaries (the "Real Property"). Each of the Company and its Subsidiaries, as the case may be, is the legal and beneficial owner of and has good and marketable title to or valid and subsisting leasehold interests in all such Real Property and in all personal property and other assets on its books and reflected on the Financial Statements or acquired since the Balance Sheet Date other than assets which have been disposed of to the extent permitted by Section
4.6 (the "Assets"). None of the Assets is subject to any Encumbrance, except for Encumbrances which (i) in the aggregate do not materially detract from the value of the property or assets subject thereto or interfere with the present use or
(ii) are listed in Schedule 4.7(a) hereto.

         (b) Except as set forth on Schedule 4.7(b), neither Seller nor the Company nor any of its Subsidiaries has entered into any agreement to sell, encumber, or otherwise dispose of or impair any of its right, title and interest in and to any Real Property or the air or easement rights relating to any part of the Real Property.

         (c) All real property Taxes, local improvement rates, levies and development charges levied against the Real Property for which the Company or any of its Subsidiaries are responsible, have been paid.

         (d) Neither Seller nor the Company nor any of its Subsidiaries has received any notification of or is aware of any outstanding deficiency notice or work order affecting any of the buildings, improvements or other structures forming part of the Real Property, or of any current non-compliance of such buildings, improvements or other structures with building or zoning by-laws or other Applicable Laws.

                  4.8. Material Contracts. Except as set forth in Schedule 4.8 hereto, each of the Company and its Subsidiaries is not a party to any Contract. All Contracts and all other contracts, agreements, commitments and undertakings, other than those which in the aggregate are not material to the Company and its Subsidiaries taken as a whole, are valid and binding, and neither the Company nor any of its Subsidiaries, nor to the Knowledge of Seller, any other party is in material breach thereof or material default thereunder, and there does not exist under any provision thereof, to the Knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as whole.

                  4.9. No Conflict or Violation. Except as set forth in Schedule
4.9 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the certificate of incorporation, memorandum of association, articles of association or other organizational documents of Seller, the Company or any of its Subsidiaries, (b) a breach of, or a default under, any term or provision of any Contract, agreement, indebtedness, lease, commitment, license, franchise, Permit, authorization or concession to which Seller, the Company or any of its Subsidiaries are a party or are subject or by which any assets of Seller, the Company or any of its Subsidiaries are bound, except for any such breach or default as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and would not restrict or adversely affect Seller's ability to consummate the transactions contemplated hereby, (c) a violation by Seller, the Company or any of its Subsidiaries of any Applicable Laws, except any such violation as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or restrict or adversely affect the ability of Seller to consummate the transactions contemplated hereby,
(d) the imposition of any Encumbrance, restriction or charge on the business of the Company or any of its Subsidiaries or on any assets of the Company and any of its Subsidiaries, except for any Encumbrance which may have been created by Buyer, or (e) the creation or exercisability of any right of termination, cancellation or acceleration under any Contract or other agreement to which the Company or any of its Subsidiaries are a party or by or to which it or any of its assets or properties may be bound or subject, which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  4.10. Consents and Approvals; Announcements. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or of any third party, is or has been required to be made or obtained by Seller or the Company or any of its Subsidiaries on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except, (a) as set forth in Schedule 4.10 hereto or (b) where failure to obtain such consent, approval or authorization or make such declaration, filing or registration would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and would not restrict or adversely affect Seller's ability to consummate the transactions contemplated hereby.

                  4.11. Preliminary Financial Statements; Final Financial Statements.

         (a) As of the date hereof, Buyer acknowledges receipt of the Preliminary Financial Statements.

         (b) Except as otherwise set forth therein, the Preliminary NDP Holdings Financial Statements are based on the books and records of the Company and its consolidated subsidiaries prior to giving effect to the Reorganization and fairly present the consolidated financial condition and consolidated results of operations of the Company and its consolidated subsidiaries prior to giving effect to the Reorganization.

         (c) Except as otherwise set forth therein, the Preliminary NDP Holdings Balance Sheet is based on the books and records of the Company and its consolidated subsidiaries after giving effect to the Reorganization and fairly present the consolidated financial condition of the Company and its consolidated subsidiaries after giving effect to the Reorganization.

         (d) Except as set forth therein, the Preliminary Subsidiary Financial Statements are based on the books and records of the respective Subsidiary and fairly present the financial condition and results of operations of such Subsidiary.

         (e) As of the Closing Date and except as otherwise set forth therein, the Final NDP Holdings Financial Statements are based on the books and records of the Company and its consolidated subsidiaries prior to giving effect to the Reorganization and fairly present the consolidated financial condition and consolidated results of operations of the Company and its consolidated subsidiaries prior to giving effect to the Reorganization.

         (f) As of the Closing Date and except as otherwise set forth therein, the Final NDP Holdings Balance Sheet is based on the books and records of the Company and its consolidated subsidiaries after giving effect to the Reorganization and fairly present the consolidated financial condition of the Company and its consolidated subsidiaries after giving effect to the Reorganization.

         (g) As of the Closing Date and except as set forth therein, the Final Subsidiary Financial Statements are based on the books and records of the respective Subsidiary and fairly present the financial condition and results of operations of such Subsidiary.

         (h) Except as otherwise set forth therein, the Preliminary NDP Holdings Financial Statements, the Preliminary NDP Holdings Balance Sheet, the Final NDP Holdings Financial Statements, the Final NDP Holdings Balance Sheet and all other financial statements prepared by the Company, each as of their respective dates, were prepared in the ordinary course of business and have been prepared in accordance with Hong Kong Accounting Standards on a consistent basis through the periods indicated.

         (i) Except as otherwise set forth therein, the Preliminary Subsidiary Financial Statements, the Final Subsidiary Financial Statements and all other financial statements prepared by any Subsidiary, each as of their respective dates, were prepared in the ordinary course of business and have been prepared in accordance with Hong Kong Accounting Standards on a consistent basis through the periods indicated, provided, however, that the preliminary unaudited balance sheet and income statement (including the notes thereto) and the final unaudited balance sheet and income statement (including the notes thereto) of Novel Dyeing and Printing Mills Limited as of March 31, 2001 and all other financial statements prepared by Novel Dyeing and Printing Mills Limited, each as of their respective dates, were prepared in the ordinary course of business and have been prepared in accordance with PRC generally accepted accounting practices, utilized in respect of prior financial years to the extent relevant.

                  4.12. Litigation. Except as set forth in Schedule 4.12 hereto, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry (collectively, "Actions") pending or, to the Knowledge of Seller, threatened to which Seller, the Company or any of its Subsidiaries are or may be a party, except for Actions which, if adversely determined, would not have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and would not restrict or adversely affect Seller's ability to consummate the transactions contemplated hereby. There is not in existence any order, judgment, writ, injunction or decree of any court or other tribunal or any governmental or regulatory body enjoining the Company or any of its Subsidiaries from taking or requiring it to take action of any kind or to which it is subject or by which it is or may be bound.

                  4.13. Liabilities. As of the Balance Sheet Date, each of the Company and its Subsidiaries did not have, directly or indirectly, any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), that were required by Hong Kong Accounting Standards to be set forth on the respective Financial Statements but that were not fully set forth on the respective Financial Statements. The Financial Statements include all Liabilities incurred by each of the Company and its Subsidiaries, as the case may be, as of March 31, 2001 which were required by Hong Kong Accounting Standards to be set forth on the Financial Statements. Each of the Company and its Subsidiaries does not have any Liabilities except Liabilities set forth on the respective Financial Statements and Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice.

                  4.14. Compliance with Law; Permits and Licenses. (a) Except as set forth in Schedule 4.14, each of the Company and its Subsidiaries is in compliance with all Applicable Laws, except where the failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor its Subsidiaries has received any written notice from any Governmental Authority to the effect that, or otherwise been advised by such Governmental Authority that, it is not in compliance with any such Applicable Laws except where the failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and, except as set forth in Schedule 4.14, Seller has no Knowledge of any presently existing circumstances that are likely to result in violations of any such Applicable Laws which would, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         (b) Except as set forth in Schedule 4.14, each of the Company and its Subsidiaries holds all Permits necessary for the ownership and conduct of its respective business in the jurisdictions in which it conducts or operates its respective business in the manner now conducted, and such Permits are in full force and effect except where the failure to hold any Permit or the failure of any Permit to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Knowledge of Seller, there are no pending or threatened suits, proceedings or investigations with respect to revocation, cancellation, suspension or non-renewal thereof, and, except as set forth in Schedule 4.14, there has occurred no event which (whether with notice or lapse of time or both) will result in such a revocation, cancellation, suspension or nonrenewal thereof, except where such a revocation, cancellation, suspension or non-renewal would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  4.15. Proprietary Rights. (a) Seller has no right or title to or interest in the trademarks, service marks, patents, copyrights, trade names and the applications and registrations therefor and the trade secrets, software and other proprietary rights used in the business of each of the Company and its Subsidiaries (the "Intellectual Property").

         (b) Schedule 4.15 hereto sets forth a complete and correct list and brief description of all Intellectual Property that is material to the Company and its Subsidiaries taken as a whole. Except as disclosed in Schedule 4.15 hereto, the Company and its Subsidiaries have the sole and exclusive right to use the Intellectual Property. The Intellectual Property which is not owned by the Company and its Subsidiaries is being used by the Company or its Subsidiaries only with the license from the rightful owner thereof, and all such licenses are in full force and effect.

         (c) No claims have been asserted to the effect that the Company or any of its Subsidiaries infringe on or against any Intellectual Property rights of others.

         (d) To the Knowledge of Seller, no activity in which the Company or any of its Subsidiaries is engaged or any product which the Company or any of its Subsidiaries sells, or any advertising that they employ, or the use of any of the Intellectual Property, breaches, violates, infringes or interferes with any rights of any third party.

                  4.16. Conduct of Business. Since the Balance Sheet Date, the respective business of each of the Company and its Subsidiaries has been conducted solely in the ordinary course of business consistent with past practice.

                  4.17. Labor Matters. Except as set forth in Schedule 4.17, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

         (a) has any contract or labor agreement with the Company or any of its Subsidiaries;

         (b) holds bargaining rights with respect to the Company or any of its Subsidiaries by way of certification, interim certification, voluntary recognition, designation or successor rights or otherwise;

         (c) to the Knowledge of Seller, has applied to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries; or

         (d) to the Knowledge of Seller, has applied to have the Seller declared a related employer or successor employer pursuant to applicable labor legislation.

                  To the Knowledge of Seller, there are no actual, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances or labor related proceedings pertaining to the Company or any of its Subsidiaries, nor have there been any such activities or complaints within the last year.

                  Each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Company nor its Subsidiaries has engaged in any unfair labor practice which has had or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  4.18. Employee Benefits. (a) Except as set forth in Schedule 4.18(a) hereto (all items disclosed thereon being the "Company Plans"), neither the Company nor any of its Subsidiaries has material "employee benefit plans" (within the meaning of Section 3(3) of ERISA), bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, dental, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement benefit, registered retirement savings, supplementary retirement, employment, consulting, collective bargaining, change-in-control and any other benefit or compensation plan, program, agreement, arrangement, policy or practice under which any employee, former employee or independent contractor (or dependent of any such individuals) in relation to the Company or any of its Subsidiaries has any present or future right to benefits or compensation or under which the Company or any of its Subsidiaries has any present or future liability or obligation. All Company Plans respecting which the Company or any of its Subsidiaries has been a participating employer but not a sponsor or administrator, and the period of time of being such a participating employer, are disclosed as such in
Schedule 4.18(a) (the "Participating Plans").

         (b) With respect to each Company Plan, Seller has delivered or made available to Buyer a current, accurate and complete copy thereof (and any amendments thereto) or descriptions thereof, and evidence of any registration in respect thereof (where registration of any such Company Plan is required under Applicable Laws) and to Seller's knowledge, nothing has occurred since the date of such registration that would materially and adversely affect such registration, and no promises or commitments have been made by Seller or the Company or any of its

                  Subsidiaries to amend any Company Plan or to provide increased benefits thereunder to any current or former employees of the Company or any of its Subsidiaries ("Company Employees"), dependents thereof or independent contractors of the Company or any of its Subsidiaries except as required by Applicable Laws.

         (c) Except as disclosed in Schedule 4.18(c) hereto, each Company Plan (i) is and has been administered in all material respects in accordance with its terms (with respect to any Participating Plan, only as and to the extent the Participating Plan relates to Company Employees), (ii) is (and has been since its establishment) duly registered where required under Applicable Laws (including registration with the relevant Tax authorities where such registration is required to qualify for Tax exemption or other beneficial Tax status), and (iii) is, in all material respects, in good standing under, and in compliance with, all Applicable Laws (with respect to any Participating Plan, only as and to the extent the Participating Plan relates to Company Employees).

         (d) (i) Each Company Plan may be amended or terminated in compliance with Applicable Laws without material obligation or liability. (ii) Except as disclosed on Schedule 4.18(d) hereto, no step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Company Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any applicable legislation being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority or being required to pay any material Taxes or penalties under any Applicable Laws.

         (e) Except as disclosed in Schedule 4.18(e) hereto, no event has occurred and there has been no failure to act on the part of the Company or any of its Subsidiaries or, to the Knowledge of Seller, others, that could subject the Company or any of its Subsidiaries, or others or the fund of any Company Plan to the imposition of any Tax, penalty or other liability with respect to any Company Plans, whether by way of indemnity or otherwise.

         (f)      With respect to any Company Plan and except as disclosed in
                  Schedule 4.18(f) hereto, no material actions, suits, claims (other than routine claims for benefits in the ordinary course of business), trials, demands, investigations, arbitrations or other proceedings are pending or, to the Knowledge of Seller, threatened.

         (g) Each of the Company and its Subsidiaries has complied in all material respects with minimum wage legislation in the jurisdictions in which it carries on business and other Applicable Laws relating to pay equity and employment equity.

         (h) The consummation of the transactions contemplated by this Agreement shall not constitute an event under any Company Plan that shall or may result (i) in any acceleration of, vesting of, or increase in benefits with respect to any Company

                  Employee or (ii) in any acceleration of or increase in the funding requirements of any Company Plan.

                  4.19. Transactions with Certain Persons. Other than as set forth in the Financial Statements, Schedule 4.19 hereto identifies all Contracts in existence or in effect as of the date hereof, by and between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company and its Subsidiaries), on the other hand.

                  4.20. Taxes. (a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed. Each such Tax Return was correct and complete.

         (b) (i) Each of the Company and its Subsidiaries has paid all Taxes due and payable as reflected on its filed Tax Returns (whether or not shown to be due on such Tax Returns) and has paid all assessments and reassessments it has received in respect of Taxes. Each of the Company and its Subsidiaries has paid all Tax installments due in respect of ordinary operations in the current fiscal period. With respect to any period or portion thereof ending on or before the Closing Date for which Tax Returns have not yet been filed, or for which Taxes have accrued but are not yet due or owing, each of the Company and its Subsidiaries has made due and sufficient current accruals for such Taxes and such accruals are reflected on the respective Financial Statements.

                  (i) Except as set forth in Schedule 4.20(b) hereto, neither the Company nor its Subsidiaries has any liability, contingent or otherwise, for Taxes, other than Taxes for which accruals have been made and such accruals are reflected on the respective Financial Statements (other than deferred taxes established to reflect differences between book basis and tax basis of assets and liabilities) and except Taxes with respect to ordinary operations in the current fiscal period.

         (c) Except as set forth in Schedule 4.20(c) hereto, there are no assessments or reassessments of Taxes of the Company or any of its Subsidiaries that have been issued and are outstanding, neither the Company nor its Subsidiaries is negotiating any draft assessment or reassessment with any governmental agency, to the Knowledge of Seller, there are no contingent liabilities of the Company or any of its Subsidiaries for Taxes or any grounds for an assessment or reassessment, neither Seller nor the Company nor any of its Subsidiaries has received any indication from any governmental agency that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits and neither the Company nor its Subsidiaries has executed or filed with any governmental agency any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

         (d) Each of the Company and its Subsidiaries has withheld from each payment made to any of its present or former employees, officers, directors and agents, all amounts required by Applicable Law, and has remitted such withheld amounts within the prescribed periods to the appropriate governmental agency. Each of the Company and its Subsidiaries has remitted all pension plan contributions, unemployment insurance premiums, employer health Taxes and other Taxes payable by it in respect of its employees to the proper governmental agency within the time required by Applicable Law. Each of the Company and its Subsidiaries has charged, collected and remitted on a timely basis all amounts as required by applicable law on any sale, premium, supply, service or delivery whatsoever, made by such Person including, without limitation, premium, sales, excise, and goods and services Taxes.

                  4.21. Insurance. The Company and its Subsidiaries have in force policies of insurance set forth on Schedule 4.21 and such policies provide adequate coverage for the Assets and operations of the Company and its Subsidiaries and such policies will continue in force to the Closing Date except with respect to insurance policies the failure of which to have in force would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. All premiums due on such policies have been paid.

                  4.22. Action by Governmental Entity. There has not been any action taken or threatened by any Governmental Authority or entity which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  4.23. Environmental Matters. Except as set forth in Schedule 4.23:

                  (a) Each of the Company and its Subsidiaries is, and at all prior times has been, in compliance with all Environmental Laws, except for violations of Environmental Laws that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

                  (b) Each of the Company and its Subsidiaries holds, and at all prior times held, and is, and at all prior times was, in compliance with, all Permits, required under Environmental Laws, except for the absence of, or noncompliance with, such Permits that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and

                  (c) Prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any person alleging any Environmental Liability of the Company or any such Subsidiary, except for all such cases that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, no Hazardous Substance has been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to the Company or any of its Subsidiaries under, any Environmental Law.

                  (e) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, none of the Company and its Subsidiaries has assumed any liabilities or obligations under or relating to any Environmental Laws.

                  4.24. No Brokers. Neither Seller nor the Company nor its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions. All fees and expenses incurred by the Company and its Subsidiaries, whether for their benefit or that of Seller, in connection with the transactions contemplated herein shall be paid by Buyer without the right of recovery or claim against Seller.

                  4.25. Reorganization Complete. All of the transactions contemplated by the Reorganization shall have been completed on terms reasonably satisfactory to the Buyer on or before the Closing Date.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby makes the following representations and warranties. The following representations and warranties shall only be modified by the attached Schedule to the extent such Schedule specifically references the representation or warranty to be modified and such reference shall not be deemed to apply to other Sections of this Agreement unless otherwise stated therein.

                  5.1. Organization of Buyer. Buyer is duly incorporated and is validly existing and up-to-date in the filing of all corporate and similar returns, under the laws of the British Virgin Islands. Buyer has the corporate power and capacity to own its assets and to carry on its business as it is currently being conducted.

                  5.2. Authorization. Buyer has all necessary corporate power and authority to enter into this Agreement and has taken or has caused to be taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due execution of this Agreement by Seller, is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  5.3. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) as set forth in Schedule 5.3 hereto and (b) where failure to obtain such consent, approval or authorization or make such declaration, filing or registration would not restrict or adversely affect Buyer's ability to consummate the transactions contemplated hereby.

                  5.4. No Conflict or Violation. Except as set forth in Schedule
5.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Memorandum and Articles of Association of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, Permit, authorization or concession to which Buyer is a party or is subject, except for any such breach or default as would not have a Material Adverse Effect on Buyer and would not restrict or adversely affect its ability to consummate the transactions contemplated hereby or (c) a violation by Buyer of any Applicable Laws, order, judgment, writ, injunction, decree or award, except any such violation as would not have a Material Adverse Effect on Buyer or restrict or adversely affect Buyer's ability to consummate the transactions contemplated hereby.

                  5.5. No Brokers. Other than KPMG Corporate Finance Limited, Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

                  5.6. Acquisition of Purchased Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer's acquisition of the Purchased Shares and has been provided access to personnel and books of Seller for purposes of making its evaluation. Buyer is acquiring the Purchased Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Shares.

                                   ARTICLE VI

                           ACTIONS BY SELLER AND BUYER
                              PRIOR TO THE CLOSING

                  Seller and Buyer covenant as follows for the period from the date hereof to the Closing Date:

                  6.1. Maintenance of Business and Preservation of Permits and Services. Seller shall use its best efforts to cause each of the Company and its Subsidiaries to carry on its respective business diligently in the ordinary course consistent with past practice. Seller shall use its best efforts to preserve the goodwill of each of the Company and its Subsidiaries, and, unless inconsistent therewith, to cause each of the Company and its Subsidiaries (i) to preserve its respective Contracts and material Permits in full force and effect, and (ii) to keep available the services of its respective present officers, employees, consultants and agents. Seller shall use its best efforts to deliver to Buyer the Final Financial Statements prior to Closing in accordance with the terms hereof.

                  6.2. Conduct of Business; Prohibited Transactions. From the date hereof through the Closing Date, Seller covenants and agrees to exercise its best efforts to cause each of the Company and its Subsidiaries, except with the prior consent of Buyer (a) to conduct its respective business and to engage in transactions only in the ordinary course consistent with past practice, (b) to use commercially reasonable efforts to preserve and protect its respective business organizations and (c) not to (i) do or undertake to do any of the actions or types of actions specified in Section 4.6 hereof, (ii) take any action which would otherwise cause the representations and warranties made by Seller hereunder to be incorrect on the Closing Date or at any time between the date hereof and the Closing Date, (iii) effect, grant or allow any amendment, termination, waiver or lapse of any right under any of their respective material Contracts or Permits, (iv) enter into any transaction with Seller or any Affiliate of Seller (other than the Company and its Subsidiaries), other than this Agreement and arrangements in the ordinary course of business and consistent with past practice, (v) change any Tax elections or (vi) make capital expenditures or enter into commitments with regard to capital expenditures other than in the ordinary course of business provided such expenditures do not exceed $100,000 in the singular or in the aggregate.

                  6.3. Investigation by Buyer. Seller shall, and shall exercise its best efforts to cause each of the Company and its Subsidiaries to, allow Buyer's employees, agents and representatives, during regular business hours and with prior appointment, to make such investigation of the business, properties, books and records of the Company and its Subsidiaries, and to conduct such examination of the condition of the Company and its Subsidiaries, as Buyer reasonably deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Seller hereunder.

                  6.4. Consents. As soon as practicable after execution and delivery of this Agreement, Buyer and Seller shall make all filings required under any Applicable Law, and Seller shall furnish Buyer with all information and documentation necessary in connection with such filings as such information and documentation relates to Seller and Seller shall cause the Company and its Subsidiaries to furnish such information and documentation relating to each of the Company and its Subsidiaries. Seller shall cause each of the Company and its Subsidiaries to, as soon as practicable, take all other action required to obtain as promptly as practicable all necessary consents, approvals, authorizations and agreements of, and to give all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, including all consents, approvals and waivers referred to in Section 8.2 hereof. Buyer and Seller shall not, and shall exercise best efforts not to permit any of their respective Affiliates to, take any action inconsistent with the terms of this Agreement.

                  6.5. Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event, occurrence or non-occurrence which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure on its part, (iii) progress with respect to obtaining Permits and consents that are conditions to the Closing and (iv) the occurrence, or failure to occur, of any event, occurrence or non-occurrence which would be reasonably likely to cause a condition to Closing not to be satisfied.

                  6.6. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority or entity and (ii) the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or entity or any other information supplied by such party to a Governmental Authority or entity in connection with this Agreement and the transactions contemplated by this Agreement. Buyer and Seller shall make all reasonable efforts to take such actions as may be necessary to satisfy the conditions to the Closing as soon as practicable.

                  6.7. Covenant to Satisfy Conditions. Seller will use its reasonable best efforts to ensure that the conditions set forth in Article VIII hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its reasonable best efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within its control. Seller and Buyer further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

                  7.1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement or in any Schedule hereto shall be true and correct in all material respects (except that such representations and warranties specifically qualified by materiality shall be true and correct in all respects) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true as of such earlier date and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Seller a certificate of Buyer (signed by the President, a Vice President or other senior officer of Buyer) to the foregoing effect.

                  7.2. Illegality. There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

                  8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement or in any Schedule hereto shall be true and correct in all material respects (except that such representations and warranties specifically qualified by materiality shall be true and correct in all respects) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true as of such earlier date; and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Buyer a certificate of Seller (signed by the President, a Vice President or other senior officer of Seller) to the foregoing effect.

                  8.2. Consents; Illegality. (a) All consents set forth on
Schedule 4.10 hereto shall have been obtained on terms and conditions reasonably satisfactory to Buyer, and Buyer shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents.

         (b) There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body which enjoins, restricts, prohibits or makes illegal the transactions contemplated by this Agreement.

                  8.3. No Governmental or Other Proceeding or Litigation. There shall be no Action pending or threatened which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of Buyer to exercise full rights of ownership of the Purchased Shares or the ability of Buyer to conduct the businesses conducted by the Company or any of its Subsidiaries or to require the divestiture by Buyer of the Purchased Shares or by the Company or any of its Subsidiaries, Buyer or any of its Affiliates of any assets or businesses, or which Buyer believes, acting reasonably, presents a material risk that it or its Affiliates would not realize substantially all of the benefits of the transactions contemplated by this Agreement or would suffer substantial monetary damages (without regard to whether such Action is being indemnified against under this Agreement).

                  8.4. No Material Adverse Change. Since the Balance Sheet Date, there shall not have occurred any event, change or development or absence of any of the foregoing which has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, except in connection with the Reorganization.

                  8.5. Transfer Taxes. Except as set forth in Section 11.13, to the extent applicable, Seller shall have paid, or caused to be paid, and shall indemnify and hold harmless Buyer against (a) all transfer Taxes required to be paid in connection with the sale and delivery to Buyer of the Purchased Shares and (b) all applicable land transfer and other sales, goods and services, and transfer Taxes in connection with the transfer of any real estate or other assets to or from each of the Company and its Subsidiaries. Seller shall provide such proof of payment of the Taxes referred to in clauses (a) and (b) as Buyer may reasonably request.

                  8.6. Opinions of Seller's Counsel. Buyer shall have received at Closing opinions addressed to Buyer and dated the Closing Date from Harney, Westwood & Riegels, BVI counsel to Seller and the Company and its Subsidiaries and from Haiwen & Partners, PRC counsel to Novel Dyeing and Printing Mills Limited, in form and substance reasonably satisfactory to Buyer.

                  8.7. Fairness Opinion. Buyer shall have received at or prior to Closing an opinion from KPMG Corporate Finance Limited addressed to Buyer in form and substance reasonably satisfactory to Buyer with respect to the fairness of the Purchase Price.

                  8.8. Receipt of Financial Statements. Buyer shall have received the Final Financial Statements prior to Closing in form and substance substantially similar to the Preliminary Financial Statements.

                                   ARTICLE IX

                                ACTIONS BY SELLER
                           AND BUYER AFTER THE CLOSING

                  9.1. Further Assurances. On and after the Closing Date, Seller and Buyer shall take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession and operating control of the business of the Company and its Subsidiaries.

                  9.2. Pre-Closing Tax Returns. Seller and Buyer shall cause to be prepared all Tax Returns for each of the Company and its Subsidiaries for all tax periods for which Tax Returns have not been filed as of the Closing Date. Seller and Buyer shall cooperate fully with each other and make available to each other (at their own expense) in a timely fashion such data and other information as may reasonably be required for the preparation of any such Tax Returns.

                                   ARTICLE X

                                 INDEMNIFICATION

                  10.1. Survival of Representations Etc. The representations and warranties of each of Seller and Buyer contained herein or in any certificate delivered pursuant hereto shall survive the Closing until March 31, 2003 except the representations and warranties set forth in Section 4.3 as to the validity of the Purchased Shares issued hereunder which shall survive the Closing indefinitely and Section 4.20 which shall survive the Closing until expiration of the 90 day period after the expiration of the relevant statute of limitations (including any extensions thereof) or, if later, until resolution of any disputes arising during such period applicable to the income Tax Return of the Company and its Subsidiaries for the period ending on the Closing Date.

                  10.2. Indemnification. (a) Seller shall indemnify Buyer, the Company and its Subsidiaries and their Affiliates against, and hold Buyer, the Company and its Subsidiaries and their Affiliates harmless from, without duplication, any loss, damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorney's fees (collectively "Damages"), arising out of (i) the breach of any representation or warranty set forth in Article IV so long as such breach is asserted before the expiration of the applicable representation or warranty of Seller as provided in Section 10.1,
(ii) the breach of any covenant or agreement of Seller contained in this Agreement and (iii) the failure of the Company or any of its Subsidiaries to comply with Article 63(4) of the PRC Administration of Enterprise Legal Person Registration Regulations prior to or within five (5) years from the Closing Date so long as such failure is asserted prior to or within seven (7) years from the Closing Date and such failure arose out of or related to any condition existing or any act or omission occurring at or prior to the Closing Date, provided however, that Buyer shall exercise commercially reasonable efforts (at the expense of Seller) to remedy or mitigate the Damages arising out of such failure.

         (b) The term "Damages" as used in this Article 10 is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article 10, but includes Damages incurred or sustained by the Company or its Subsidiaries or Buyer or their respective Affiliates in the absence of third-party claims.

                  10.3. Procedure. (a) In the event that any Person shall incur or suffer any Damages in respect of which indemnification may be sought hereunder, the party seeking to be indemnified hereunder (the "Indemnitee") may assert a claim for indemnification by written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnitor"), stating the nature and basis of such claim. In the case of Damages arising or which may arise by reason of any third-party claim, promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Action with respect to any matter in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any such Action is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within 30 days after receipt of the Notice, in which event the Indemnitor shall assume all past and future responsibility for such Action, including reimbursing the Indemnitee for all prior reasonable legal expenses in connection therewith. If the Indemnitor shall assume the defense of such Action, it shall not settle such Action without the consent of the Indemnitee unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such Action. As long as the Indemnitor is contesting any such Action in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims brought under such Action. Notwithstanding the assumption by the Indemnitor of the defense of any Action as provided in this subsection, the Indemnitee shall be permitted to participate in the defense of such Action and to employ counsel at its own expense; provided, however, that if the defendants in any Action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemnitor; provided that the Indemnitor shall not be obligated to pay the expenses of more than one separate counsel for all Indemnitees.

         (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Action within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Action, then the Indemnitee may assume the defense of any such Action, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made in such Action or any settlement thereof effected by the Indemnitee, provided that any such determination or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee's claim for indemnification. The failure of the Indemnitor to assume the defense of any such Action shall not be deemed a concession that it is required to indemnify the Indemnitee for the subject matter of such Action. The Indemnitor shall be permitted to join in the defense of such Action and to employ counsel at its own expense.

         (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Damages for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee. Any payment by any Indemnitor in indemnification hereunder shall be treated as an adjustment to the Purchase Price. If an indemnification payment is not treated as an adjustment to the Purchase Price, the Indemnitor agrees to increase the indemnification payment to account for any Tax Cost (including the Tax Cost related to such increase). "Tax Cost" to an Indemnitee is the amount by which the tax liability of the Indemnitee is increased (including any decrease in an amount refunded).

                  10.4. Limitations on Indemnification. Notwithstanding the foregoing, Seller shall not be required to indemnify Buyer unless the total of all Damages exceed $50,000 (the "Basket"), in which case all such Damages up to the Purchase Price, including the first $50,000, shall be entitled to indemnification hereunder, provided that any Damages relating to (i) Taxes, (ii) breaches of representations and warranties set forth in Section 4.3 as to the validity of the Purchased Shares issued hereunder and (iii) Section 10.2(a)(iii) shall not be subject to such Basket, in which case all such Damages up to the Purchase Price, shall be entitled to indemnification hereunder.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned by (i) any party upon notice if the Closing has not occurred by October 15, 2001; or (ii) the express written agreement of Seller and Buyer. Notwithstanding any termination of this Agreement, the provisions of Sections 11.2 and 11.10 hereof shall continue in full force and effect.

                  11.2. Confidentiality. Except as otherwise required by law (including if required by any stock exchange on which any of the securities of any party or their respective Affiliates are listed or by any securities commission or similar regulatory authority having jurisdiction over any such party or any of its Affiliates), Seller and Buyer shall keep confidential all aspects of the transactions contemplated hereby, including the fact that this Agreement has been executed. Before any public announcement is made with respect to the transactions contemplated by this Agreement, the parties will provide each other with a reasonable opportunity to review and comment on any such announcement.

                  11.3. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller (in both cases, other than by operation of law), except that Buyer may, without such consent, assign the right to acquire the Purchased Shares to any of its subsidiaries. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

                  11.4. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and delivered in person or by courier, telexed or by facsimile transmission or mailed by certified or registered mail, postage prepaid, return receipt requested (such mail notice to be effective on the date such receipt is acknowledged), as follows:

                  If to Seller:     Novel Investment Holdings Limited
                                    12/F Novel Industrial Building
                                    850-870 LaiChi Kok Road
                                    Cheung Sha Wan
                                    Kowloon, Hong Kong
                                    Attention:  Mr. Augustine K.K. Tse
                                    Telecopier number:  (852) 2310-1841
                                    Confirmation number:  (852) 2371-8738

                  If to Buyer:      Novel Denim Holdings Limited
                                    1/F, Novel Industrial Building,
                                    850-870 Lai Chi Kok Road
                                    Cheung Sha Wan, Kowloon, Hong Kong
                                    Attention:  K.C. Chao
                                    Telecopier number:  (852) 2785-9249
                                    Confirmation number:  (852) 2785-5988

                  With copies to:   Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, New York 10017
                                    U.S.A.
                                    Attention:  Rise B. Norman, Esq.
                                    Telecopier number:  (212) 455-2502
                                    Confirmation number:  (212) 455-2500

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  11.5. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York. For the purpose of any legal action or proceedings brought by Seller or Buyer in respect of this Agreement or any matter arising out of the transactions contemplated by this Agreement, each of Seller and Buyer hereby irrevocably submits to the non-exclusive jurisdiction and waives objection to the laying of venue of the courts of the State of New York and any federal courts located therein, and Seller and Buyer each hereby appoints Gary
I. Sheff, in his capacity as a representative of AIHL Investment Group (U.S.A.), Inc. or his successor in such capacity, at 485 Fifth Avenue, New York, NY 10017, as its agent for service of process in any such action or proceeding brought before such courts, provided that Seller or Buyer may hereafter appoint a substitute agent and shall promptly notify the parties hereto of such appointment in writing pursuant to Section 11.4.

                  11.6. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  11.9. Headings; Interpretation. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of interpretation of this Agreement.

                  11.10. Expenses. Except as otherwise set forth in this Agreement, if the transactions contemplated hereby are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. If the transactions contemplated hereby are consummated, the legal and other expenses incurred in connection with the Agreement shall be paid by Buyer.

                  11.11. Currency. All references to dollar amounts and "$" in this Agreement are references to the currency of the United States.

                  11.12. Non-Compete. Novel Enterprises agrees that, for a period of two years from the Closing Date, without the consent of the disinterested directors of Buyer, it will not, and will not permit any of its subsidiaries (other than Buyer and its subsidiaries) to, become an owner or investor (other than as a passive investor of less than 5% of the outstanding capital stock of a publicly traded corporation) in any entity that is, or is intended to become, a direct and substantial competitor in the PRC or Hong Kong of the businesses engaged in by the Company or its Subsidiaries prior to the Closing Date, other than passive investments in any entity in which the annual revenues for the most recently completed fiscal year relating to the business of such entity that competes with the Company or its Subsidiaries are less than 20% of such entity's total revenues for such fiscal year. In addition, Novel Enterprises agrees that, for a period of two years from the Closing Date, without the consent of the disinterested directors of Buyer, it will not, directly or through any of its subsidiaries, become a direct and substantial competitor in the the PRC or Hong Kong of the businesses engaged in by Company or its Subsidiaries prior to the Closing Date.

                  11.13. Stamp Tax Duty. The stamp duty payable in respect of the registration of transfer of the Purchased Shares into the name of Buyer or its nominee shall be borne and paid for by Buyer.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    NOVEL INVESTMENT HOLDINGS
                                    LIMITED

                                    By:     /s/ Kee-Tung Chao
                                            ------------------------------------
                                            Name:  Kee-Tung Chao
                                            Title: Executive Director


                                    NOVEL DENIM HOLDINGS LIMITED

                                    By:     /s/ Kee-Chung Chao
                                            ------------------------------------
                                            Name:  Kee-Chung Chao
                                            Title: Director, Chief Executive
                                                   Officer and President


                                    NOVEL ENTERPRISES LIMITED, as to Section
                                    11.12 only



                                    By:     /s/ Ronald Kee-Young Chao
                                            ------------------------------------
                                            Name:  Ronald Kee-Young Chao
                                            Title: Director and Vice Chairman